EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

The basic net loss per share is determined by dividing the net loss by the weighted average common shares outstanding. The diluted net loss per share includes Common Stock equivalents (options and warrants). The table below shows earnings per share for the seven-month period ended December 31, 2004 and for the fiscal years ended May 31, 2004 and 2003.

	7 Month Period Ended December 31, 2004		Year Ended May 31, 2004		Year Ended May 31, 2003
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net Loss	$(580,759)	$(580,759)	$(236,825)	$(236,825)	$(391,058)	$(391,058)

Average Shares Outstanding	765,253	765,253	763,565	763,565	801,065	801,065

Effect of dilutive securities:
Options *	—	—	—	—	—	—
Warrants *	—	—	—	—	—	—

Equivalent shares	765,253	765,253	763,565	763,565	801,065	801,065

Loss per Share	$(0.76)	$(0.76)	$(0.31)	$(0.31)	$(0.49)	$(0.49)

*	All potential common shares are anti-dilutive for the seven month period ended December 31, 2004 and for the years ended May 31, 2004 and 2003 and are excluded from this calculation.